CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 10.1

TECHNOLOGY LICENSE AGREEMENT

This license agreement (“Agreement”) is by and between:

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (“MAYO”); and

NILE THERAPEUTICS, INC., a Delaware corporation, located at 115 Sansome St., Suite 310, San Francisco, California 94104 (“NILE”), each a “Party,” and collectively, “Parties.”

WHEREAS, MAYO possesses certain intellectual property and know-how relating to a novel synthetic natriuretic compound, named CU-NP, based on the ring structure of human CNP and both C- and N-termini of urodilatin (the “INVENTION”), which was invented at MAYO by Dr. John Burnett and Dr. Candace Lee;

WHEREAS, MAYO desires to make such intellectual property and know-how available for the development and commercialization of products for public use and benefit; and

WHEREAS, MAYO is willing to grant, and NILE is willing to accept, an exclusive license under certain intellectual property and know-how described herein for the purpose of developing and commercializing such products, as set forth below; and

WHEREAS, NILE will be responsible for designing, developing, marketing, sublicensing and selling any products in accordance with the grant of rights hereunder.

NOW THEREFORE, in consideration of the foregoing and their mutual covenants set forth below, the Parties agree as follows:

Article 1 - Definitions

For purposes of this Agreement, each term defined in this Article will have the meaning specified for it below and will be applicable both to the singular and plural forms:

1.01	“Affiliate” means:

(a)	with respect to MAYO, any corporation or other entity within the same “controlled group of

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

corporations” as MAYO or its parent Mayo Foundation. For purposes of this definition, the term “controlled group of corporations” shall have the same definition as Section 1563 of the Internal Revenue Code as of November 10, 1998, but shall include corporations or other entities that, if not a stock corporation, more than 50% of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of MAYO or Mayo Foundation. MAYO’s Affiliates include, but are not limited to: Mayo Clinic; Mayo Collaborative Services; Inc., Rochester Methodist Hospital; Saint Mary’s Hospital; Mayo Clinic Rochester; Mayo Clinic Jacksonville; St. Luke’s Hospital Association; Mayo Clinic Arizona; and its Mayo Health System entities.

(b)	with respect to NILE means any corporation or other person controlling, controlled by or under common control with NILE.

(c)	The term “control” means the ability, directly or indirectly, to direct the management and policies of a corporation or person, whether through the ownership of voting securities, by contract or otherwise. Control shall be deemed to exist in the case of the ownership, directly or indirectly, of 50% or more of the equity interests in any such corporation.

1.02 “Change of Control” shall mean (a) the acquisition of NILE by another person or entity by means of any transaction or series of related transactions (including any stock transfer or series of transfers, reorganization, merger or consolidation) that results in the transfer of 50% or more of the outstanding voting power of NILE, or (b) a sale of all or substantially all of the assets of NILE to which this Agreement relates.

1.03 “Commercialization” means all steps that must be taken to put a Product on the market in the Territory after all necessary regulatory approvals have been obtained, including, without limitation, the manufacturing, marketing, distribution and/or sublicensing of such Product.

1.04	“Common Stock” shall mean the shares of common stock of the LICNESEE, par value $0.001 per share.

1.05 “Development” means the process of creating and assembling the data and files necessary to obtain regulatory approval for a Product including, without limitation, all preclinical and clinical research and trials on such Product.

1.06	“Effective Date” means June 13,2008.

1.07 “FDA” means the Food and Drug Administration within the Department of Health and Human Services of the United States.

1.08	“Field” means all therapeutic indications.

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

1.09 “Government Rights” means rights, if any, of the United States Government to the Patents under Public Law 96-517 and Public Law 98-620, as amended or augmented by other similar laws.

1.10 “Improvements” means any and all new developments relating solely to Products made by or arising out of the laboratories of Drs. John Burnett and Candace Lee during the three (3) year period following the Effective Date of this Agreement, including improved methods of manufacture and production techniques, and shall include, but not be limited to, additional therapeutic indications and developments intended to enhance the safety and efficacy of the Product; provided, however, that this provision shall remain in effect only for so long as Drs. Burnett or Lee remain employed by MAYO, respectively.

1.11 “Know-How” means all technical information and data, whether or not patented, presently known or learned, invented, or developed by Drs. John Burnett and Candace Lee that is useful in the Development and Commercialization of a Product and is disclosed to NILE, to the extent that such technical information and data are helpful for the use or practice of the Patents or Know-How as permitted herein.

1.12 “License Quarter” begins on the Effective Date, and thereafter begins on the first day of each January, April, July, and October during the Term

1.13 “License Year” begins on the Effective Date, and thereafter begins on the first day of each January during the Term.

1.14 “Net Sales” means the amount invoiced by NILE, its Affiliates or Sublicensee for sale of a Product in the Territory to a third party, less the following:

(a)	sales, tariff duties, excise or use taxes directly imposed and with reference to particular sales;

(b)	credits for defective or returned Products;

(c)	regular trade and discount allowances; and

(d)	bad debt deductions actually written off during the accounting period;

Leasing, lending, consigning or any other activity by means of which a third party acquires the right to possession or use of a Product will be considered a sale for the purpose of determining Net Sales.

1.15 “NDA” shall mean an application for approval to market a new drug filed with the FDA pursuant to 21 C.F.R. §314.

1.16 “Patent” or “Patents” means the issued United States and foreign patents and the pending applications set forth in Exhibit A, together with any and all substitutions, extensions, divisionals, continuations, continuations-in-part (to the extent that the subject matter is disclosed and enabled in the parents), or foreign counterparts of such patent applications and patents which issue thereon any where in the world, including reexamined and reissued patents.

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

1.17 “Phase II” means a human clinical trial, the principal purpose of which is to evaluate the effectiveness of the Product for a particular indication in patients with the disease and to determine the common short-term side effects and risks associated with the Product as required in 21 C.F.R. §312. A Phase II study shall be deemed to have been initiated when the first patient has been dosed with the drug substance.

1.18 “Phase III” means expanded controlled and uncontrolled human clinical trials performed after Phase II evidence suggesting effectiveness of the Product has been obtained, and is intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the Product and to provide an adequate basis for physician labeling, as required in 21 C.F.R. §312. A Phase III study shall also include any other human clinical trial intended to provide the substantial evidence of efficacy necessary to support the filing of an approvable NDA (such as a combined Phase II/Phase III study, or any Phase III study in lieu of a Phase II study) (a “Pivotal Study”), whether or not such study is a traditional Phase III study. A Phase III study shall be deemed to have been initiated when the first patient has been dosed with the drug substance.

1.19 “Product” means any method, service or product within the Field, the manufacture, use, offer for sale or sale of which would infringe the Patents.

1.10 “Reasonable Commercial Efforts” means efforts consistent with those used by comparable biotechnology companies in the United States in research and development projects for therapeutic methods or compositions deemed to have commercial value comparable to the Product.

1.21 “Reports” means written summaries for each Product generally describing NILE’s efforts with respect to Development and Commercialization of the Product, including:

(a)	tests and research completed;

(b)	any filings made with any regulatory authorities;

(c)	any regulatory approvals received;

(d)	a response to any comments that MAYO has made to any earlier Report, including NILE’s rationale for rejecting any suggestion contained in such comments;

(e)	reports or minutes of any formal meetings with regulatory authorities, whether convened in person or otherwise; and

(f)	any other major regulatory event, including but not limited to, placement of a “clinical hold” on a trial.

1.22 “Sublicensee” means any third party to whom NILE or a sublicensee of NILE conveys rights or the forbearance of suit under the Patents and Know-How pursuant to Section 3.01.

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

1.23 “Successful Completion” of a Phase III clinical trial shall mean a clinical trial that yields data that is sufficiently statistically significant to permit NILE to file a NDA.

1.24 “Valid Claim” means an issued claim of any unexpired patent or claim of any pending patent application included among the Patents, which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference proceeding or abandoned.

1.25 “VWAP” is the volume weighted average price of a security that is a measure of the average price that a security has traded at over a given trading period. VWAP is calculated by adding the total dollars traded for every transaction (price multiplied by number of shares traded) and then dividing by the total shares traded for the trading period for which the VWAP is being calculated.

1.26	“Territory” means world-wide.

Article 2 - Development and Commercialization

2.01 Agreements of Nile. NILE agrees to use its commercially reasonable efforts to implement a program of Development and Commercialization of the Product as soon as practically possible. To achieve this goal, NILE agrees to:

(a)	conduct a reasonable research and commercial development program to develop a Product;

(b)	expend reasonable amounts towards the research and development of such Products;

(c)	diligently pursue worldwide regulatory approval of a Product;

(d)	commence marketing of a Product within [***] following regulatory approval in the United States.

(e)	comply with all applicable laws in performing its obligations under this Agreement, including in connection with obtaining the regulatory approvals; and

(f)	perform in good faith all of its obligations under this Agreement.

2.02 Development Plans and Reports. NILE agrees to provide MAYO with the Reports semi-annually, within 30 days of June 30th and December 31st , with the first report due by January 30, 2009. Such Reports shall be in sufficient detail for MAYO to among other things:

(a)	determine whether NILE is using Reasonable Commercial Efforts to pursue the regulatory approvals;

(b)	determine whether NILE is using Reasonable Commercial Efforts to develop a Development plan; and

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

(c)	determine whether a Development plan, once developed and implemented, establishes that NILE is using its Reasonable Commercial Efforts for Commercialization of a Product.

2.03 Consultation Regarding Reports. MAYO shall review the Reports and promptly inform NILE if MAYO reasonably believes that the Development or Commercialization plans presented in the Reports are not adequate for a Product. NILE and MAYO will mutually confer, provided, however, notwithstanding anything to the contrary herein, NILE has the final decision-making authority.

2.04 Receipt of Regulatory Approval. NILE shall notify MAYO within five (5) business days of receiving official notice of any regulatory approval for any Product.

Article 3 - Grant of Rights

3.01 Grant of Rights. MAYO grants to NILE an exclusive, world-wide, royalty-bearing license, with the right to sublicense pursuant to Section 3.06, under the Patents and Improvements, and a nonexclusive right under the Know-How to develop, make, have made, use, sell, import, offer to sell and commercialize Products within the Territory and within the Field.

3.02 Reservation of Rights. All rights herein are subject to: (a) the rights and obligations to and requirements of the U.S. government, if any have arisen or may arise, regarding the Patents, including as set forth in 35 U.S.C. §§200 et al., 37 C.F.R. Part 401 et al. (“Bayh-Dole Act”); and (b) MAYO’s and its Affiliates’ reserved, irrevocable right to practice and have practiced the Patents in connection with MAYO’s and its Affiliates’ educational, research and non-human clinical programs. NILE agrees to comply with the provisions of the Bayh-Dole Act, including promptly providing to MAYO with information requested to enable MAYO to meet its compliance requirements and substantially manufacturing Product in the U.S.

3.03 All Other Rights Reserved. Except as granted in Section 3.01, or as otherwise expressly granted herein, no other license is granted by MAYO under any intellectual property rights owned or controlled by MAYO, including any patents, know-how, copyrights, proprietary information, and trademarks. All such rights are expressly reserved by MAYO. Except as provided herein, NILE acknowledges that in no event will this Agreement be construed as an assignment by MAYO to NILE of any intellectual property rights.

3.04 Confidentiality. During the Term, and for a period of five (5) years thereafter, each Party hereto agrees to keep confidential by not disclosing to any third party any information (i) relating to this Agreement, including the terms and conditions thereof, or (ii) disclosed by one Party (the “Disclosing Party”) to the other (the “Receiving Party”). The Parties may use this information solely as necessary for complying with the terms and conditions of this Agreement. The obligations of non-disclosure and non-use will not apply when and to the extent such information:

(a)	becomes part of the public domain through no action or fault of the Receiving Party; or

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

(b)	was in the Receiving Party’s possession before disclosure by the Disclosing Party, as demonstrated by written records, and was not acquired, directly or indirectly, from the Disclosing Party; or

(c)	was received by the Receiving Party from a third party having a legal right to transmit such information.

At MAYO’s request, NILE will cooperate fully with MAYO, except financially, in any legal actions taken by MAYO to protect its rights in the Patents and Know-how disclosed hereunder.

For avoidance of doubt, any violation of the obligations stated in this Section 3.04 constitutes a material breach of this Agreement.

3.05 Availability of Product to MAYO. Once a Product becomes commercially available, to the extent permitted by law and applicable regulations, NILE will provide Products to MAYO and their Affiliates solely for it and their use for internal research and education programs in the Field at most favored nation pricing (i.e. no more than the lowest price available to NILE’s commercial customers for the Products for use in the Field).

3.06 Sublicensee Actions. NILE may enter into sublicensing agreements relating to the Patents, Improvements and Know-how. Nile agrees that any sublicense agreement shall (i) contain provisions at least as favorable to MAYO for the protection of MAYO’s rights and the limitation of MAYO’s liability exposure as the terms of this Agreement, including without limitation with respect to name use, limitation of liability and indemnification, and development and commercialization obligations commensurate in scope as those set forth for Nile in this Agreement, (ii) to the fullest extent applicable, contain all rights and obligations due to MAYO contained in this Agreement, and (iii) name MAYO as a third party beneficiary. NILE shall (i) be and remain responsible for the performance by such Sublicensee with the terms of this Agreement, and any action by a Sublicensee that would, if conducted by NILE, be a breach of this Agreement, shall be deemed a breach of this Agreement by NILE, and (ii) ascertain, calculate, audit and collect all royalties that become payable by such Sublicensee hereunder and take appropriate enforcement action against such Sublicensee for any failure to pay or to properly calculate payments. Any purported sublicense in violation of this Section 3.06 shall be voidable.

Nile shall furnish to MAYO a true and complete copy of each sublicense agreement and each amendment thereto, within thirty (30) days after the sublicense or amendment has been executed, which copy shall be the Confidential Information of Nile.

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

Article 4 - Consideration and Royalties

4.01 Initial Consideration.

(a)	Upon execution of this Agreement, NILE will pay MAYO an up-front payment of [***] as consideration for entering into the Agreement. This initial payment is nonrefundable and is not an advance or creditable against any royalties otherwise due under this Agreement.

(b)	Upon the Effective Date, NILE shall issue to MAYO a number of shares of Common Stock having a fair market value as of the Effective Date equal to TWO HUNDRED FIFTY THOUSAND DOLLARS (US $250,000) based on a 20-day VWAP. NILE shall deliver, or cause to be delivered, to MAYO a stock certificate, duly signed by appropriate officers of NILE and issued in MAYO’S name, representing all of the shares of Common Stock required to be issued to MAYO under this Article 4.

(c)	By accepting the shares of Common Stock, MAYO hereby consents to the placement of a legend on any certificate or other document evidencing the shares of Common Stock that such shares of Common Stock have not been registered under the Securities Act of 1933 or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. MAYO is aware that NILE will make a notation in its appropriate records with respect to the restrictions on the transferability of such shares of Common Stock. The legend to be placed on each certificate shall be in form substantially similar to the following:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES OR “BLUE SKY LAWS”, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

4.02	Milestone Payments. NILE or its Sublicensee shall make the following one-time milestone payments to MAYO:

Milestone	Milestone Payment
Initiation of the first company sponsored Phase II clinical trial of a Product	[***]
Initiation of the first U.S. company sponsored Phase III clinical trial of a Product	[***]
Successful completion of a U.S. company sponsored Phase III clinical trial of a Product	[***]
Acceptance by the FDA of the first New Drug Application (“NDA”) for a Product	[***]
Approval by the FDA of the first NDA for a Product	[***]
Approval by the FDA of an NDA for the first Product in each additional therapeutic indication	[***]
Approval by the FDA of an NDA for each additional Product	[***]

4.03 Funding from Mayo’s Discovery-Translation Program. Dr. Burnett has applied for funding through MAYO’s Discovery-Translation Program. In the event Dr. Burnett is awarded funding through this program, and the funding is used for the Development of a Product, MAYO shall be granted the equivalent dollar value in stock warrants of NILE. The number of warrants will be calculated using the Black-Scholes option-pricing model and the following assumptions: the market price of NLTX on the Effective Date, the market yield on a 5-year constant maturity U.S. Treasury security on the Effective Date, a 5 year contractual term, a dividend rate of 0%, and an 89% expected volatility. The warrants shall include a cashless exercise provision with language to be negotiated in good faith between the parties.

4.04 Earned Royalties. NILE or its Sublicensee will pay MAYO [***] of the Net Sales of Products in the Territory for use in the Field covered by at least one Valid Claim. The Earned Royalties are payable as described in Section 5.01.

4.05 License Maintenance Royalties. In order for NILE to maintain its exclusive license, NILE will pay MAYO a License Maintenance Royalty of [***] in License Year 1 and 2 and a License Maintenance Royalty of [***] in each License Year thereafter. Such License Maintenance Royalties are fully creditable against the Milestone Payments described in Section 4.02 hereto. For the avoidance of doubt the License Milestone Royalty for License Year 1 shall be due on or before 13 June 2009. Failure to make License Maintenance Payments shall be considered a material breach of this Agreement.

4.06 Interest. Any payment that is not made on or before the date when due under this Agreement shall accrue interest thereon from and including such date and until but excluding the date of payment at the rate of one-half percent (0.5%) per month, or, if such rate is in excess of the rate then permitted by applicable laws, at the highest rate so permitted.

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

4.07 Taxes. NILE is responsible for all applicable taxes (other than net income taxes), duties, import deposits, assessments, and other governmental charges, however designated, that are now or hereafter will be imposed by any authority in or for the Territory, based on or relating to:

(a)	the Product or use of the Patents by NILE and/or NILE’s Sublicensees; or

(b)	the import of the Product into the Territory by NILE and/or NILE’s Sublicensees.

Notwithstanding the foregoing, NILE shall not be responsible for any taxes arising from transactions to which MAYO or any of their Affiliates may be parties exclusive of transactions with NILE.

4.08 No Deductions for Taxes. Except as otherwise stated herein, or unless otherwise agreed to in writing by MAYO and NILE, all payments to be made by NILE to MAYO under this Agreement represent net amounts MAYO is entitled to receive, and shall not be subject to any deductions or offsets by NILE for any reason whatsoever. NILE, however, is not responsible for any payments, including income tax, required to be paid by MAYO on funds received from or on behalf of NILE.

4.09 U.S. Currency. All payments to MAYO under this Agreement will be made by draft drawn on a United States bank, and payable in United States dollars.

4.10 Overdue Payments. If overdue, the payments due under this Agreement shall bear interest until paid at a per annum rate 2% above the prime rate in effect at Citibank on the due date and MAYO shall be entitled to recover, in addition to all other remedies, reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of payments, following such failure to pay. The acceptance of any payment, including of such interest shall not foreclose MAYO from exercising any other right or seeking any other remedy that it may have as a consequence of the failure of NILE to make any payment when due.

4.11 Material Breach. It shall be a material breach of this Agreement if NILE shall fail to make any payment pursuant to Article 4 of this Agreement when such payment is due or by the end of any applicable cure period.

Article 5 - Accounting and Reports

5.01 Royalty Reports and Payments. NILE will, after Commercialization of at least one Product, deliver to MAYO on or before 1 June, 1 September, 1 December and 1 March a written report for the previous License Quarter stating, for each Product and for each country in the Territory in which there are Net Sales:

(a)	the number of Products sold during the period covered by the written report;

(b)	a description of all deductions from gross receipts applied to determine Net Sales;

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

(c)	amount of royalty due thereupon for the period covered by the written report; and

(d)	exchange rates used to calculate the royalties due.

Each such report shall be accompanied by the royalty payment due for such License Quarter, in accordance with this Article 5.

5.02 Audit Rights. NILE agrees to maintain the Records and to require any permitted Sublicensees to maintain the Records. “Records” mean complete and accurate records showing clearly all transactions that are relevant to any sales, costs, expenses and payments under this Agreement, to be kept in a manner consistent with generally accepted accounting principles and standard operating procedures. MAYO shall have the right, at its expense, through a certified public accountant or like person reasonably acceptable to NILE, to examine the records of NILE and its Sublicensees during regular business hours before the Termination or expiration of this Agreement and for three (3) years thereafter, provided that such examination shall not take place more often than once a year and shall be limited to a report on the accuracy of royalty statements and payments. If the audit report for any License Year discloses an underpayment discrepancy in royalties owed by NILE and royalties paid by NILE to MAYO that exceeds [***] of total Net Sales or Sublicense Revenue made until the date of completion of the audit, NILE shall pay the reasonable expense of the audit and pay to MAYO the entire amount of the discrepancy plus interest within thirty (30) days from the date upon which MAYO notified NILE of the discrepancy. Interest shall be computed at the rate which is the prime rate of Citibank N.A. (N.Y.) in effect at 9:00 a.m. on the day that MAYO notifies NILE of the discrepancy. Discrepancies in royalty payments for a License Year identified by the audit report amounting to less than [***] shall be paid by the end of the License Quarter in which the audit was made.

Article 6 – Representations, Warranties and Indemnification

6.01 Representations and Warranties. MAYO hereby represents and warrants to the best of its counsel’s knowledge the following:

(a)	MAYO has the full right and power to perform the obligations and grant the License set forth in this Agreement;

(b)	There are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

(c)	Subject to Section 3.02, MAYO owns or possesses all right, title and interest in and to the Patents free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever.

(d)	Subject to Section 3.02, there are no licenses, options, restriction, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of NILE under this Agreement, which imposes obligations upon MAYO or gives any rights to MAYO which, in either case, would adversely affect the rights of NILE or the obligations of MAYO under this Agreement.

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

(e)	There is no claim, pending or threatened, of infringement, interference or invalidity regarding, any part or all of the Patents and their use as contemplated in the underlying patent applications as presently drafted or as contemplated under this Agreement.

(f)	MAYO has provided a copy of all pending patents and applications, filed as of the Effective Date, for which Dr. Burnett and Dr. Lee are co- inventors .

6.02	No Warranties. Notwithstanding the foregoing, nothing in this Agreement will be construed as:

(a)	a warranty or representation by MAYO as to the validity or scope of any of the Patents; or

(b)	an obligation to bring or to prosecute actions against third parties for infringement of the Patents; or

(c)	a warranty or representation that the manufacture, use, sale, offer for sale or importation of any Product or the use or practice of any of the Patents are free from infringement or misappropriation of a third party’s intellectual property rights.

6.03 Disclaimer. MAYO HAS NOT MADE AND PRESENTLY MAKES NO PROMISES, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, REGARDING THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT FOR THE PRODUCTS OR PATENTS. THE KNOW-HOW AND PATENTS PROVIDED OR LICENSED UNDER THIS AGREEMENT ARE PROVIDED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS”.

NILE is solely responsible for determining whether the Patents and Know-How provided or licensed hereunder have applicability or utility in NILE’s manufacturing and design activities. NILE assumes all risk and liability in connection with such determination.

6.04 Indemnification by NILE. NILE will defend, indemnify, and hold harmless MAYO and MAYO’s Affiliates from any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including but not limited to reasonable attorneys fees and other out-of-pocket expenses incurred in litigation) (collectively, “Claims”), regardless of the legal theory asserted, arising out of or connected with: (a) use by NILE of Patents or Know-How furnished or licensed under this Agreement; (b) development, design, manufacture, distribution, use, sale, or other disposition of products, including Products, by NILE or its transferees or Mayo and/or it Affiliates; and (c) any clinical trial funded or conducted by NILE, unless such Claims are judicially determined to have arisen out of the gross negligence or willful misconduct of MAYO or its Affiliates. As used herein, MAYO and its Affiliates include the trustees, officers, agents, and employees of MAYO and its Affiliates. NILE will, during the Term, carry occurrence-based liability insurance, including products

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

liability and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by NILE hereunder, such amount being at least [***], provided that a lesser amount shall be acceptable to MAYO until such time as the Product enters into human clinical trials. In addition, such policy will name MAYO as an additional-named insured party.

6.05 Additional Waivers. IN NO EVENT WILL MAYO’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, OR FUTURE DAMAGES, EVEN IF MAYO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO CASE WILL MAYO’S LIABILITY OF ANY KIND EXCEED THE TOTAL AMOUNTS WHICH HAVE ACTUALLY BEEN PAID TO MAYO BY NILE AS OF THE DATE OF FILING OF THE ACTION AGAINST MAYO WHICH RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES.

6.06 Prohibition Against Inconsistent Statements. NILE shall not make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever which are inconsistent with any disclaimer or limitation included in this section or any other provision of this Agreement. NILE shall not settle any matter that will incur liability for MAYO or require MAYO to make any admission of liability without MAYO’s prior written consent.

Article 7 - Term and Termination

7.01 Term. Unless sooner terminated, this Agreement shall continue in full force and effect until the later of (a) the expiration of the last to expire Valid Claim contained in the Patents and (b) the 20th anniversary of this Agreement.

7.02 Material Breach. MAYO shall be entitled to terminate this Agreement at any time based upon material breach if NILE has failed to cure such material breach within ninety (90) days of receipt of notice by NILE from MAYO that NILE is in breach.

7.03 Termination for Other than Material Breach. NILE may terminate the Agreement without cause upon ninety (90) days prior written notice.

7.04 Termination for Cessation of Development. NILE agrees to notify MAYO within thirty (30) days if NILE determines that all Development efforts have been terminated for all Products. Upon receipt of such notification, MAYO may terminate this Agreement and the licenses granted hereunder.

7.05 Termination for Challenge. MAYO may terminate this Agreement by transmitting a notice of termination to NILE in the event NILE challenges the validity or enforceability of any of the Patent Rights in any manner.

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

7.06 Insolvency of Company. MAYO may terminate this Agreement by transmitting a notice of termination to NILE in the event NILE ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors.

7.07 Effect of Termination. Upon termination of this Agreement, all rights granted herein will immediately revert to MAYO with no further notice or action required on the MAYO’s behalf. NILE agrees to negotiate in good faith for an agreement, which shall be on commercially reasonable terms, under which NILE would provide and grant to MAYO the rights to use full and complete copies of all toxicity, efficacy, and other data generated solely by NILE (including by contractors or agents on their behalf, specifically excluding MAYO) in the course of NILE’s efforts to develop Products or obtain governmental approval for the sale of Products, for use in connection with the development and commercialization of Products.

7.08 Survival. The following obligations survive the expiration or termination of this Agreement:

(a)	NILE’s obligation to supply reports covering the time period up to the date of termination or expiration;

(b)	MAYO’ right to receive payments, fees, and royalties accrued or accruable from payment at the time of any termination or expiration;

(c)	NILE’s obligation to maintain records, and MAYO’ right to have those records inspected;

(d)	any cause of action or claim of MAYO, accrued or to accrue, because of any action or omission by NILE;

(e)	NILE’s obligations stated in Section 2.03 for data developed prior to termination or expiration, Sections 3.04 and 3.06; the applicable sections of Article 6; Sections 7.07, 7.09 and 7.010; and Article 10; and

(f)	MAYO’ obligations stated in Section 3.04 and 10.01, and the applicable sections of Articles 6 and 10.

7.09 Inventory. NILE shall notify MAYO within thirty (30) days of the effective date of termination of this Agreement the amounts, if any, of Product that NILE, its Sublicensees and distributors then have in inventory in each country. At MAYO’ election, NILE, its Sublicensees and distributors may sell the Product in that country if NILE pays royalties thereon in accordance with Sections 4.04 and 5.01. In the event that MAYO does not permit the sale of the inventory, MAYO will direct NILE to return the inventory to MAYO or to destroy the inventory, at the cost of MAYO.

7.10 Return of Confidential Information. Within thirty (30) days of the effective date of termination of this Agreement, each of the Parties shall return all of the other Party’s Confidential Information, including all copies thereof; provided, however, that each Party shall be entitled to retain one copy of all such Confidential Information in its legal department so that any continuing obligations of confidentiality may be determined.

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

Article 8 - Patent Filing, Prosecution and Maintenance

8.01 Patent Filing, Prosecution and Maintenance. Following execution of this Agreement, NILE shall be responsible for the prosecution and maintenance of all Patents and Patent applications, at NILE’s expense, using counsel reasonably acceptable to MAYO, and shall keep MAYO informed of prosecution

8.02 Patent Term Extension. MAYO will have the sole right to decide on which Patent(s) to obtain a patent term extension; provided that MAYO will consider NILE’s input on the matter. NILE agrees to do all things which MAYO determines are necessary to ensure the timely and complete filing and prosecution of any application for a patent term extension with the United States Patent and Trademark Office for any Product. NILE’s duties shall include, but not be limited to, providing MAYO with any information and notifications reasonably necessary for obtaining a patent term extension.

Article 9 - Patent Rights Enforcement

9.01 Third Party Litigation. In the event a third party institutes a suit against NILE for patent infringement involving a Product, NILE will promptly inform MAYO and keep MAYO regularly informed of the proceedings. In the event the third party sues or joins MAYO, MAYO will have the right to control the defense of the suit. Each Party will bear its own costs of the suit and any recovery will be shared equally by the Parties.

9.02 Infringement by Third Party. NILE and MAYO will promptly inform the other Party in writing of any alleged infringement of any Patent and provide the other Party with available evidence of such infringement, and MAYO and NILE will have the right to institute an action for infringement of the Patents consistent with the following:

(a)	If MAYO and NILE agree to institute suit jointly, then the suit will be brought in the names of both Parties. NILE will exercise control over such action, provided, however, that MAYO may, if it so desires, be represented by counsel of its own selection, and at its own expense.

(b)	In the absence of an agreement to institute a suit jointly, MAYO may institute suit and, at its option, join NILE as a plaintiff. MAYO will bear the entire cost of such litigation, including attorneys’ fees. NILE will cooperate reasonably with MAYO, except financially, in such litigation. MAYO will not settle or enter into a voluntary disposition of the action without NILE’s prior written consent.

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

(c)	In the absence of an agreement to institute a suit jointly, and if MAYO determines not to institute a suit, as provided in paragraph (b) of this Section 9.02, then NILE may institute suit and, at its option, join MAYO if MAYO is a necessary party to the litigation. NILE will bear the entire cost of such litigation, including attorneys’ fees. MAYO will cooperate reasonably with NILE, except financially, in such litigation. NILE will not settle or enter into a voluntary disposition of the action without MAYO’s prior written consent.

(d)	Absent an agreement to the contrary, any costs under (a) above will be borne equally by the Parties and any recoveries will be shared in proportion to the economic damages suffered by each Party. Otherwise, each Party will bear its own expenses and any recovery will be applied as follows:

(i)	first, to reimburse the Party bringing the action;

(ii)	second, to reimburse the expenses of the other Party in connection with such action; and

(iii)	third, [***] ([***]%) to MAYO and [***] ([***]%) to NILE.

(e)	If either Party institutes a suit under this Section 9.02 and then decides to abandon the suit, it will first provide timely written notice to the other Party of its intention to abandon the suit, and the other Party, if it wishes, may continue prosecution of such suit, provided, however, that the sharing of expenses and of any recovery in such suit will be agreed-upon separately by the Parties.

9.03 Patent Marking. To the extent commercially feasible and customary in the trade, NILE will mark all Products that are manufactured or sold under this Agreement with the number of each issued patent within the Patents that cover such Product(s). Any such marking will be in conformance with the patent laws and other laws of the country of manufacture or sale.

Article 10 - General Provisions

10.01 Name Use. This Agreement does not convey any right to use any of the other Party’s names or logos other than where required by law, rule or regulation. Neither Party may use publicly for publicity, promotion, or otherwise, any logo, name, trade name, service mark or trademark of the other Party or its Affiliates, or any simulation, abbreviation or adaptation of the same, or the name of any of the other Party’s employee or agent without such other Party’s prior, written, express consent other than where required by law, rule or regulation. MAYO’s marks include, but are not limited to, the terms “MAYO®” and “MAYO CLINIC®.” Any violation of this Section 10.01 constitutes a material breach of this Agreement.

10.02 Assignment. Nile may assign its rights and obligations under this Agreement to a third party in conjunction with a Change of Control without Mayo’s prior written consent; provided that Nile shall remain responsible for the performance of its assignee, the assignee agrees to assume and be

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

bound by the provisions of this Agreement in writing and Nile promptly notifies Mayo of such assignment. Mayo’s written consent, which shall not be unreasonably withheld, shall be required prior to any other assignment of Nile’s rights or obligations hereunder. Any other purported assignment is void.

10.03 Waiver. The failure of a Party to complain of any default by another Party or to enforce any of such Party’s rights, no matter how long such failure may continue, will not constitute a waiver of the Party’s rights under this Agreement. The waiver by a Party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Agreement may be waived except by the further written agreement of the Parties.

10.04 Governing Law and Jurisdiction. This Agreement is made and performed in Minnesota. It is governed by Minnesota law, but specifically not including Article 2 of the Uniform Commercial Code as enacted in Minnesota. This is not an Agreement for the sale of goods. In addition, no Minnesota conflicts-of-law or choice-of-laws provisions apply to this Agreement. To the extent the substantive and procedural law of the United States would apply to this Agreement, it supersedes the application of Minnesota law. The exclusive fora for actions between the Parties in connection with this Agreement are the State District Court sitting in Olmsted County, Minnesota, or the United States Court for the District of Minnesota. NILE agrees unconditionally that it is personally subject to the jurisdiction of such court.

10.05 Headings. The headings of articles and sections used in this document are for convenience of reference only, and shall not affect the meaning or interpretation of this Agreement.

10.06 Notices. All notices and other business communications between the Parties related to this Agreement shall be in writing, sent by certified mail, addressed as follows:

If to MAYO:

Mayo Foundation for Medical Education and Research

200 First Street SW

Rochester, Minnesota 55905-0001

Attn:	Susan L. Stoddard, Ph.D.	COPY TO:
	Office of Intellectual Property	Mayo Legal
	Mayo Clinic Health Solutions	Attn: General Counsel
Telephone:	507-293-3900	Telephone:	507-284-2650
Facsimile:	507-284-5410	Facsimile:	507-284-0929
Email:sstoddard@mayo.edu and
patents@mayo.edu

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

If to NILE:

Nile Therapeutics, Inc.

115 Sansome St., Suite #310
San Francisco, CA 94104

Attn:	Daron Evans
Telephone:	415-875-7880
Facsimile:	415-875-7075
Email:	devans@nilethera.com

Notices sent by certified mail shall be deemed delivered on the third day following the date of mailing. A Party may change its address or facsimile number by giving written notice in compliance with this section.

10.07 Limitation of Rights Created. This Agreement is intended only to benefit the Parties hereto and is not intended to confer upon any other person any rights or remedies hereunder.

10.08 Independent Contractors. It is mutually understood and agreed that the relationship between the Parties is that of independent contractors. No Party is the agent, employee, or servant of the other. Except as specifically set forth herein, no Party shall have or exercise any control or direction over the methods by which the other Party performs work or obligations under this Agreement. Further, nothing in this Agreement is intended to create any partnership, joint venture, or lease, expressly or by implication, between the Parties.

10.09 Entire Agreement. This Agreement constitutes the final, complete and exclusive agreement between the Parties with respect to its subject matter and supersedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the Parties.

10.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties, their heirs, legal representatives, successors and assigns.

10.11 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of the Agreement.

10.12 Amendments. This Agreement may not be amended or modified except by a writing signed by the Parties and identified as an amendment to this Agreement.

10.13 Construction. The Parties agree to all of the terms of this Agreement. The Parties execute this Agreement only after reviewing it thoroughly. That one Party or another may have drafted all or a part of this Agreement will not cause this Agreement to be read more strictly against the drafting Party. This Agreement, and any changes to it, will be interpreted on the basis that the Parties contributed equally to the drafting of all of its parts.

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

10.14	Registration Of Licenses. NILE will register and give required notice concerning this Agreement, at its expense, in each country in the Territory where an obligation under law exists to so register or give notice.

10.15 Export Control. MAYO is subject to U.S. laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United States government and/or may require written assurances by NILE that it will not export data or commodities to certain foreign countries without prior approval of such agency. MAYO neither represents that a license is required, nor that, if required, it will be issued.

10.16 Nondisclosure. Except as permitted herein, neither Party will disclose any of the terms of this Agreement without the express, prior, written consent of the other Party, or unless required by law or a regulatory authority.

10.17 Counterparts. This Agreement shall become binding as of the Effective Date when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any Party whose signature appears thereon but all of which together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

IN WITNESS WHEREOF, MAYO and NILE have caused this Agreement to be signed as of the Effective Date by their respective representatives.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH:

/s/ Steven VanNurden	June 17, 2008
NAME: STEVEN P. VANNURDEN	DATE
TITLE: ASSISTANT TREASURER

READ, UNDERSTOOD AND AGREED:

/s/ John Burnett	June 17, 2008
JOHN C. BURNETT, M.D.	DATE

/s/ Candace Lee	June 17, 2008
CANDACE LEE, M.D., PH.D.	DATE

NILE THERAPEUTICS, INC:

/s/ Peter Strumph	June 13, 2008
NAME:	DATE
TITLE:

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

EXHIBIT A

PATENTS

US Patent Application Number 60951117 filed on 20 July 2007;

*	Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.